EXHIBIT 99.1

Clearfield Reports Fiscal Third Quarter 2018 Results

Near-Record Revenues of $21.5 million, Up 10% Year-Over-Year;  Net Income More than Doubled for the Quarter

MINNEAPOLIS, July 26, 2018 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management for communications providers, reported results for the fiscal third quarter ended June 30, 2018.

Fiscal Q3 2018 Financial Summary
(in millions except per share data and percentages)	Q3 2018	vs. Q3 2017	Change	Change (%)
Revenue	$21.5	$19.6	$1.9	10%

Gross Profit ($)	$8.5	$7.9	$0.6	7%
Gross Profit (%)	39.5%	40.5%	-1.0%	-2%

Income from Operations	$2.4	$1.3	$1.1	82%
Income Tax Expense	$0.8	$0.6	$0.2	29%

Net Income	$1.8	$0.8	$1.0	118%
Net Income per Diluted Share	$0.13	$0.06	$0.07	117%

Fiscal Q3 YTD 2018 Financial Summary
(in millions except per share data and percentages)	2018 YTD	vs. 2017 YTD	Change	Change (%)
Revenue	$55.2	$55.5	$(0.3)	-1%

Gross Profit ($)	$22.4	$22.6	$(0.2)	-1%
Gross Profit (%)	40.6%	40.7%	-0.1%	0%

Income from Operations	$2.5	$3.8	$(1.3)	-33%
Income Tax Expense	$0.5	$1.4	$(0.9)	-67%

Net Income	$2.4	$2.6	$(0.2)	-8%
Net Income per Diluted Share	$0.18	$0.19	$(0.01)	-5%

Management Commentary
“As expected, the fiscal third quarter represented a significant improvement from the previous quarter, largely due to the increased sales related to the summer build season,” said Clearfield CEO, Cheri Beranek. “We returned to revenue growth in the quarter with total revenue of $21.5 million for the quarter ended June 30, 2018, up 10% compared to the same period last year. Growth was driven by our new powered cabinet line as well as the resurgence of our cable TV and international markets, along with continued strength of our wireline market.

“Revenue in the cable TV market was up nearly 50% year-over-year and more than doubled on a sequential basis, as we took advantage of the market’s increasing appetite for fiber-deep deployments. The trends in this market appear positive, and we are cautiously optimistic that we’ll be able to continue introducing our FieldShield technology into the marketplace and making it easier for our customers to reap considerable labor cost savings and higher returns on investment.

“On the Tier 1 front, revenues improved to be largely consistent with the same period last year.  Revenues from our traditional products increased at all customers in this market segment.  While we believe it is still too early to gauge how this market will shape up in the coming quarters, we are gaining confidence by the fact that FieldShield fiber drop technology is being used in an increasing number of communities for the connection of residential as well as business class customers. Moreover, revenues resulting from the acquisition of our powered cabinet line contributed to our presence in this market segment.

“Revenue from our community broadband market, which consists predominantly of core Tier 3 and municipal-based service providers, was up 12% year-over-year and up more than 20% on a sequential basis, demonstrating our increasing dominance in this space.

“Coupled with our lower operating expenses for the quarter, our healthy topline growth resulted in income from operations increasing 82% and net income and earnings per share more than doubling for the third quarter as compared to the fiscal third quarter of 2017. We expect the fiscal fourth quarter of 2018 to continue this strong performance.  As we look to next fiscal year, we are evaluating the potential impact of the import tariffs that were recently enacted on our operating expense profile.  While we are confident in our supply chain as well as our domestic and Mexican-based manufacturing operations, we recognize that there is uncertainty relating to potential cost increases related to these actions.

“The acquisition of the powered cabinet portfolio accelerates our development of our fiber to anywhere product strategy and is a key element of our future growth strategy. With the strong backlog we had entering the fourth quarter and the early quarter bookings to date, we are confident in achieving our revenue guidance of $74 to $76 million for fiscal 2018.”

Financial Results for the Quarter Ended June 30
Revenue for the third quarter of fiscal 2018 increased 10% to a near-record of $21.5 million from $19.6 million in the same year-ago quarter. Revenues from our traditional product categories were in line with last year’s revenue for the quarter while revenues from the acquisition of our powered cabinet line were approximately $2 million for the quarter.

Gross profit increased 7% to $8.5 million, or 39.5% of revenue, from $7.9 million, or 40.5% of revenue, in the third fiscal quarter of 2017. The increase in gross profit was due to increased volume. The decrease in gross profit percent was primarily due to the integration of the Company’s acquired powered cabinet line into its manufacturing processes as well as a higher percentage of sales associated with these products, which have lower gross margins.

Operating expenses were $6.1 million, a decrease of 8% compared to $6.6 million in the same year-ago quarter. The decrease was primarily due to an impairment of long-lived assets that occurred during the third quarter of fiscal 2017 along with a reduction of expenses due to the settlement of the patent infringement litigation that occurred during the second quarter of fiscal 2018.

Income from operations increased 82% to $2.4 million for the third quarter of fiscal 2018 from $1.3 million in the same year-ago quarter. Income tax expense increased 29% to $766,000 for the third quarter of fiscal 2018 from $593,000 in the same year-ago quarter. Net income increased 118% to $1.8 million for the third quarter of fiscal 2018, or $0.13 per diluted share, from $803,000, or $0.06 per diluted share, in the same year-ago quarter.

During the quarter, the Company repurchased 100,133 shares under its stock repurchase program, utilizing $1.1 million in cash. At quarter-end, cash, cash equivalents and investments increased $400,000 to $36.0 million when compared to the end of the prior quarter. The Company had no debt.

Order backlog (defined as purchase orders received but not yet fulfilled) at June 30, 2018 increased 14% to $5.6 million from $4.9 million at March 31, 2018, and increased 27% from $4.4 million at June 30, 2017.

Financial Results for the Nine Months Ended June 30
Revenue for the nine months ended June 30, 2018 was $55.2 million, roughly consistent to the $55.5 million recorded in the same period of fiscal 2017.

Gross profit for the nine months ended June 30, 2018 was $22.4 million (40.6% of revenue), also roughly consistent to the $22.6 million (40.7% of revenue) recorded during the same period in fiscal 2017.

Operating expenses increased 6% to $19.9 million for the nine months ended June 30, 2018 from $18.8 million during the same period in fiscal 2017.

Income from operations totaled $2.5 million, or 4.6% of revenue, for the nine months ended June 30, 2018 compared to $3.8 million, or 6.8% of revenue, during the same period in fiscal 2017.

Income tax expense decreased 67% to $462,000 for the nine months ended June 30, 2018 from $1.4 million during the same period in fiscal 2017. Net income totaled $2.4 million, or $0.18 per diluted share, for the nine months ended June 30, 2018, a decrease of 8% from $2.6 million, or $0.19 per diluted share, during the same period in fiscal 2017.

Conference Call
Clearfield management will hold a conference call today, July 26, 2018 at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, July 26, 2018
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-855-327-6837
International dial-in: 1-631-891-4304

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 9, 2018.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 10005219

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired powered cabinet line, trends in and growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired powered cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers  would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2017 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2018	2017	2018	2017

Revenues	$21,480,590	$19,611,297	$55,178,369	$55,529,230

Cost of sales	12,988,545	11,674,047	32,798,083	32,940,446

Gross profit	8,492,045	7,937,250	22,380,286	22,588,784

Operating expenses
Selling, general and administrative	6,087,362	6,614,693	19,856,922	18,794,395
Income from operations	2,404,683	1,322,557	2,523,364	3,794,389

Interest income	116,549	73,759	331,650	186,378
Income before income taxes	2,521,232	1,396,316	2,855,014	3,980,767

Income tax expense	766,000	593,000	462,000	1,393,000

Net income	$1,755,232	$803,316	$2,393,014	$2,587,767

Net income per share:
Basic	$0.13	$0.06	$0.18	$0.19
Diluted	$0.13	$0.06	$0.18	$0.19

Weighted average shares outstanding:
Basic	13,430,503	13,522,755	13,441,619	13,559,704
Diluted	13,430,503	13,598,582	13,473,123	13,730,945

*Certain comparative figures have been reclassified to conform to the current period’s presentation. These reclassifications did not affect the prior periods’ net income, shareholders’ equity, or cash flows.

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) June 30, 2018	(Audited) September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$9,287,640	$18,536,111
Short-term investments	8,486,225	5,937,150
Accounts receivable, net	9,651,516	7,237,641
Inventories, net	9,688,052	8,453,567
Other current assets	698,448	978,933
Total current assets	37,811,881	41,143,402

Property, plant and equipment, net	4,907,410	5,434,172

Other Assets
Long-term investments	18,226,000	19,816,000
Goodwill	4,708,511	2,570,511
Intangible assets, net	5,549,320	284,787
Other	241,009	245,165
Total other assets	28,724,840	22,916,463
Total Assets	$71,444,131	$69,494,037

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,016,413	$1,739,791
Accrued compensation	1,632,693	2,410,026
Accrued expenses	456,999	93,304
Total current liabilities	4,106,105	4,243,121

Other Liabilities
Deferred taxes – long-term	60,076	444,076
Deferred rent	272,419	281,720
Total other liabilities	332,495	725,796
Total Liabilities	4,438,600	4,968,917
Commitment and contingencies
Shareholders’ Equity
Common stock	136,939	138,128
Additional paid-in capital	55,495,474	55,406,888
Retained earnings	11,373,118	8,980,104
Total Shareholders’ Equity	67,005,531	64,525,120
Total Liabilities and Shareholders’ Equity	$71,444,131	$69,494,037

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Nine Months Ended	Nine Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income	$2,393,014	$2,587,767
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,546,661	1,205,769
Impairment of long-lived assets	-	643,604
Deferred income taxes	(384,000)	-
Gain on disposal of assets	(20,358)	(5,100)
Stock-based compensation expense	1,488,304	1,774,330
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(2,413,875)	(53,619)
Inventories	1,546,081	(965,458)
Other current assets	289,305	324,206
Accounts payable, accrued expenses, and deferred rent	(146,317)	(2,989,849)
Net cash provided by operating activities	4,298,815	2,521,650

Cash flows from investing activities:
Business acquisition	(10,350,000)	-
Purchases of property, plant and equipment and intangible assets	(920,356)	(1,631,127)
Proceeds from sale of property, plant and equipment	83,052	5,100
Purchase of investments	(5,403,075)	(13,279,075)
Proceeds from maturities of investments	4,444,000	6,619,000
Net cash used in investing activities	(12,146,379)	(8,286,102)

Cash flows from financing activities:
Repurchases of common stock	(1,371,414)	(2,403,062)
Proceeds from issuance of common stock under employee stock purchase plan	297,860	334,692
Proceeds from issuance of common stock	21,174	28,718
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(348,527)	(462,120)
Net cash used in financing activities	(1,400,907)	(2,501,772)
Decrease in cash and cash equivalents	(9,248,471)	(8,266,224)
Cash and cash equivalents at beginning of period	18,536,111	28,014,321
Cash and cash equivalents at end of period	$9,287,640	$19,748,097

Supplemental cash flow information
Cash paid during the year for income taxes	$48,987	$893,483

Non-cash financing activities
Cashless exercise of stock options	$5,782	$34,268